Date: April 30, 2008
Media Contact:
Katie Anderson
732-938-1159
kanderson@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES REPORTS
SECOND-QUARTER EARNINGS

•	NJR’s fiscal year-to-date net financial earnings increase 5.2 percent
•	Strong net financial earnings driven by the unregulated energy services business
•	Net financial earnings guidance of $2.17 to $2.23 per basic share reaffirmed

WALL, N.J. – New Jersey Resources (NYSE:NJR) today reported a 14 percent increase in year-to-date earnings for fiscal 2008. For the six months ended March 31, 2008, NJR reported net income of $42.7 million, or $1.02 per basic share, compared with $37.4 million, or $.90 per basic share during the same period last year. During the second quarter of fiscal 2008, the company reported net income of $12.6 million, or $.30 per basic share, compared with $7.9 million, or $.19 per basic share, last year.

For the same 6-month period, net financial earnings rose 5.2 percent to $114.3 million, or $2.74 per basic share, compared with $108.7 million, or $2.61 per basic share, last year. Net financial earnings during the second quarter were $78 million, or $1.86 per basic share, compared with $80.5 million, or $1.92 per basic share, for the same period last year. Changes in net financial earnings were driven by results at NJR Energy Services (NJRES), the company’s wholesale energy services subsidiary.

“We are pleased by our 6-month financial performance and remain on track to meet our net financial earnings guidance for fiscal 2008, which we increased earlier this year,” said Laurence M. Downes, chairman and CEO of NJR.

Net financial earnings is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) of the United States as it excludes all unrealized, and certain realized, gains and losses associated with derivative instruments. Management believes this measure is more reflective of NJR’s operations, provides transparency to investors and enables period-to-period comparability of financial performance. A complete discussion of net financial earnings and other non-GAAP measures, along with reconciliation to the most comparable GAAP amounts are included below.

Financial and operating highlights at NJR’s subsidiaries include:

•	New Jersey Natural Gas
Fiscal 2008 year-to-date earnings at New Jersey Natural Gas (NJNG) were $50.8 million, compared with $53.1 million last year. Earnings were lower during the 6-month period due primarily to lower gross margin from incentive-based programs and higher operation and maintenance expenses. Earnings rose slightly during the three months ended March 31, 2008 to $34.2 million, compared with $33.2 million last year. The increase was due primarily to higher utility gross margin from additional customers, as well as incentive-based programs.

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NJNG is seeking an increase of $58.4 million to its base rates based on a request filed with the New Jersey Board of Public Utilities (BPU) in November 2007. NJNG believes the review process is progressing on schedule, but any increase in rates is unlikely to affect earnings in fiscal 2008.

Weather during the 6-month period ended March 31, 2008 was 7.3 percent warmer than normal and 0.3 percent colder than last year. “Normal” weather is based on 20-year average temperatures as calculated based on three reference areas representative of NJNG’s service territory. The impact of weather is significantly offset by the Conservation Incentive Program (CIP), which is designed to normalize year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather and usage patterns. Included in year-to-date utility gross margin for fiscal 2008 was $16.2 million related to the CIP. This accrual includes $7.4 million associated with the warmer-than-normal weather and $8.8 million associated with non-weather factors. In the six months ended March 31, 2008, customers realized commodity cost savings of approximately $35.5 million due to their reduced natural gas usage. In addition, customers will continue to receive annual savings of $10.6 million in fixed-cost reductions as a result of lower demand fee charges.

BPU-approved incentive programs allow NJNG and its customers to share utility gross margin earned according to utility gross margin-sharing formulas. These include off-system sales, capacity release, storage optimization and financial risk management programs. Year-to-date utility gross margin from these programs totaled $3.6 million, compared with $4.2 million for the same period last year. During the second quarter of fiscal 2008, utility gross margin totaled $2.2 million, compared with $905,000 for the same period last year. To date, customers have saved approximately $358 million since the programs’ inception in 1992.

NJNG added 3,125 new customers during the first six months of fiscal 2008, which are expected to contribute approximately $1.7 million to utility gross margin annually. NJNG expects to achieve a new customer growth rate of approximately 1.6 percent in fiscal 2008.

•	NJR Energy Services
Net financial earnings at NJRES for the six months ended March 31, 2008 totaled $62.6 million, compared with $55 million in the same period last year. The increase was due primarily to higher financial margin and lower taxes. During the second quarter of fiscal 2008, net financial earnings were $43.5 million, compared with $47.2 million during the same 3-month period last year. The decrease in quarterly earnings is due primarily to lower financial margin, partially offset by lower taxes.

Year-to-date financial margin at NJRES increased $5.2 million to $109.1 million, compared with $103.9 million for the same period last year. The increase is due primarily to new transportation capacity contracts acquired during the first quarter of fiscal 2008. These new capacity contracts enabled NJRES to transport higher volumes within those market regions, which also experienced favorable pricing spreads. These spreads are the difference between the market price of the natural gas and the cost to acquire and transport it.

Financial margin at NJRES decreased $12.5 million to $73.3 million for the three months ended March 31, 2008, compared with $85.8 million during the same period last year, due primarily to fewer arbitrage opportunities to optimize existing assets. This decrease was partially offset by the new capacity contracts noted above. The relatively mild winter season provided minimal opportunity to capture additional margins on market positions compared with the same period during the previous fiscal year.

NJRES’ effective tax rate decreased in fiscal 2008 due to a change in the apportionment of its taxable income for state tax purposes. The impact, which was recognized in the second fiscal quarter, included a one-time reduction of $1.8 million associated with deferred tax liabilities as of the end of fiscal 2007 and a reduction of $2.2 million associated with year-to-date fiscal 2008 operations. Excluding the one-time benefit, NJRES has an estimated statutory tax rate of 38.9 percent in fiscal 2008, compared with 41.1 percent in fiscal 2007.

Management utilizes financial margin, a non-GAAP financial measure, to analyze NJRES’ operating results. NJR calculates financial margin by excluding from gross margin the impact of unrealized gains or losses from derivative financial instruments and certain realized gains or losses from derivative financial instruments that are designed to economically protect natural gas that has been purchased and stored, but has yet to be sold. Management believes that financial margin better reflects the economic performance of NJRES prior to the actual settlement of certain forecasted transactions and related derivative financial instruments.

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•	Retail and Other
Retail and Other consists of NJR Home Services, which provides service, sales and installation of appliances to over 145,000 customers and Commercial Realty & Resources, which develops commercial real estate. Also included is NJR Energy Holdings, which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P., owner of an interstate natural gas pipeline in the Northeast, and a 50 percent equity investment, through two wholly-owned subsidiaries, Steckman Ridge GP, LLC and Steckman Ridge, LP, in a natural gas storage facility under joint development with a partner in western Pennsylvania, which is expected to contribute to earnings beginning in fiscal 2010.

Earnings for the six months ended March 31, 2008 were $4.7 million, compared with $720,000 for the same period last year. For the three months ended March 31, 2008, this segment earned $4.3 million, compared with $2.7 million during the fiscal 2007 second quarter. Both increases are the result of greater after-tax unrealized gains on two long-term natural gas contracts at NJR Energy Corporation of $3.8 million and $202,000 for the six months ended March 31, 2008 and March 31, 2007, respectively. The unrealized gains resulted from changing natural gas prices.

Fiscal 2008 Net Financial Earnings Guidance
Assuming stable economic conditions, continued customer growth at NJNG, continued volatility in the wholesale natural gas markets affecting NJRES and subject to the factors discussed below under “Forward-Looking Statements,” NJR reiterates its fiscal 2008 net financial earnings guidance to a range of $2.17 to $2.23 per basic share.

Webcast Information
NJR will host a live webcast to discuss its financial results today at 3 p.m. ET. A few minutes prior to the webcast, go to njliving.com and select “New Jersey Resources” from the top navigation bar. Choose “Investor Relations,” then click just below the microphone under the heading “Latest Webcast” on the Investor Relations home page.

Additional Non-GAAP Financial Information
Financial margin, net financial earnings, NJNG’s utility gross margin and NJRES’ gross margin are non-GAAP financial measures that are included as supplemental disclosures because such items are important financial measures used by management in analyzing the results of their operations.

NJNG’s utility gross margin represents the results of revenues less natural gas costs, sales and other taxes and regulatory rider expenses, which are key components of our operations that move in relation to each other. Management believes that NJNG’s utility gross margin provides a more meaningful basis for evaluating utility operations than revenue, as natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin and revenues and natural gas costs can be dramatically influenced by changes in the wholesale price of natural gas.

NJRES and NJR Energy Corporation use financial instruments to economically hedge their forecasted gas purchases and sales. These derivative financial instruments, which are natural gas futures, forwards and swaps, change in value over the time that they are economically hedging the underlying forecasted natural gas sale or purchase. The change in value associated with these financial instruments is recorded in the income statement as part of gas purchases or operating revenues, as appropriate. For changes in value associated with transactions that have not settled, these are commonly referred to as unrealized gains or losses. Changes in value associated with settled transactions related to purchased natural gas that has been placed into storage inventory and that has not yet been sold are commonly referred to as realized gains or losses.

NJRES also has certain physical commodity contracts that represent natural gas purchases or sales. Effective October 1, 2007, for all physical commodity contracts that NJRES enters into, it will account for those contracts as derivative financial instruments. As a derivative instrument, the change in value over the time that the contracts remain unsettled is recorded in the income statement as part of gas purchases. These changes in value are also commonly referred to as unrealized gains or losses.

Volatility associated with the change in value of these financial and physical commodity contracts is reported in the income statement in the current period. This volatility does not change the economic result of the financial or physical contract in relation to the planned purchase or sale transaction at NJRES, rather it shows changes in value currently as opposed to when the planned transaction ultimately is settled. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction.

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Management’s definition of these non-GAAP measures may not be comparable to the definitions used by other companies in either the natural gas distribution business or other industries. Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of our performance. Management believes these non-GAAP measures are more reflective of our business model, provide transparency to investors and enable period-to-period comparability of financial performance. As an indicator of our operating performance, these measures should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found below.

Forward-Looking Statements
This news release contains estimates, net financial earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, and NJRES operations, changes in rating agency requirements and/or credit ratings and their effect on availability and cost of capital to the company, increased interest costs resulting from failures in the market for auction rate securities, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the company’s ability to obtain governmental approvals, property rights and/or financing for the construction, development and operation of its non-regulated energy investments, risks associated with the management of the company’s joint ventures and partnerships, the impact of regulation (including the regulation of rates), the outcome of any future base rate cases, fluctuations in energy-related commodity prices, customer conversions, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties, the effects and impacts of inflation, change in accounting pronouncements issued by the appropriate standard setting bodies; and terrorist attacks or threatened attacks on energy facilities or unrelated energy companies. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including its annual report on Form 10-K filed on December 10, 2007 and quarterly report on Form 10-Q filed on February 6, 2008. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, serves more than 482,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

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Reconciliation of Non-GAAP Performance Measures

NEW JERSEY RESOURCES

The following table is a computation of financial margin at NJR:

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands)	2008	2007	2008	2007
Operating revenues	$1,177,545	$1,029,043	$1,988,683	$1,766,444
Less: Gas purchases	1,065,925	923,046	1,750,619	1,544,981
Add:
Unrealized loss on derivative instruments	112,428	121,976	120,558	117,524
Net realized (gain) loss from derivative instruments related to natural gas inventory	(5,889)	1,194	(3,629)	2,960
Financial margin	$218,159	$229,167	$354,993	$341,947

A reconciliation of Operating income at NJR, the closest GAAP financial measure, to the financial margin is as follows:

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands)	2008	2007	2008	2007

Operating income	$20,335	$16,271	$74,872	$71,101
Add:
Operation and maintenance expense	34,605	32,337	66,784	60,653
Regulatory rider expenses	17,789	18,135	29,954	27,601
Depreciation and amortization	9,517	8,986	18,920	17,888
Other taxes	29,374	30,268	47,534	44,220
Subtotal – Gross margin	111,620	105,997	238,064	221,463
Add:
Unrealized loss on derivative instruments	112,428	121,976	120,558	117,524
Net realized (gain) loss from derivative instruments related to natural gas inventory	(5,889)	1,194	(3,629)	2,960
Financial margin	$218,159	$229,167	$354,993	$341,947

A reconciliation of Net income at NJR to net financial earnings, is as follows:

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands)	2008	2007	2008	2007
Net income	$12,535	$7,961	$42,720	$37,395
Add:
Unrealized loss on derivative instruments, net of taxes	69,012	71,862	73,802	69,512
Realized (gain) loss from derivative instruments related to natural gas inventory, net of taxes	(3,549)	704	(2,217)	1,744
Net financial earnings	$77,998	$80,527	$114,305	$108,651

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	41,840	41,839	41,758	41,705
DILUTED	42,099	42,071	42,018	41,939

Net financial earnings per share	$1.86	$1.92	$2.74	$2.61

The following table is a computation of financial margin at NJRES:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(Thousands)	2008	2007	2008	2007
Operating revenues	$687,912	$568,388	$1,208,123	$1,064,175
Gas purchases	727,937	610,183	1,222,483	1,081,125
Add:
Unrealized loss on derivative instruments	119,218	126,383	127,043	117,867
Net realized (gain) loss from derivative instruments related to natural gas inventory	(5,889)	1,194	(3,629)	2,960
Financial margin	$73,304	$85,782	$109,054	$103,877

A reconciliation of Operating income at NJRES, the closest GAAP financial measurement, to the financial margin is as follows:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(Thousands)	2008	2007	2008	2007
Operating income	$(45,303)	$(46,167)	$(22,740)	$(24,571)
Add:
Operation and maintenance expense	5,026	4,150	7,866	7,153
Depreciation and amortization	53	54	106	108
Other taxes	199	168	408	360
Subtotal – Gross margin	(40,025)	(41,795)	(14,360)	(16,950)
Add:
Unrealized loss on derivative instruments	119,218	126,383	127,043	117,867
Net realized (gain) loss from derivative instruments related to natural gas inventory	(5,889)	1,194	(3,629)	2,960
Financial margin	$73,304	$85,782	$109,054	$103,877

A reconciliation of NJRES Net income to net financial earnings is as follows:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(Thousands)	2008	2007	2008	2007
Net income	$(25,947)	$(27,983)	$(12,797)	$(16,459)
Add:
Unrealized loss on derivative instruments, net of taxes	73,013	74,459	77,623	69,714
Realized (gain) loss from derivative instruments related to natural gas inventory, net of taxes	(3,549)	704	(2,217)	1,744
Net financial earnings	$43,517	$47,180	$62,609	$54,999

NEW JERSEY RESOURCES

CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except per share data)	2008	2007	2008	2007
OPERATING REVENUES	$1,177,545	$1,029,043	$1,988,683	$1,766,444

OPERATING EXPENSES
Gas purchases	1,065,925	923,046	1,750,619	1,544,981
Operation and maintenance	34,605	32,337	66,784	60,653
Regulatory rider expenses	17,789	18,135	29,954	27,601
Depreciation and amortization	9,517	8,986	18,920	17,888
Energy and other taxes	29,374	30,268	47,534	44,220
Total operating expenses	1,157,210	1,012,772	1,913,811	1,695,343

OPERATING INCOME	20,335	16,271	74,872	71,101

Other income	1,540	855	3,068	2,151

Interest charges, net	6,692	7,091	14,502	14,966

INCOME BEFORE INCOME TAXES	15,183	10,035	63,438	58,286

Income tax provision	3,394	2,552	21,888	21,786

Equity in earnings, net of tax	746	478	1,170	895

NET INCOME	$12,535	$7,961	$42,720	$37,395

EARNINGS PER COMMON SHARE
BASIC	$0.30	$0.19	$1.02	$0.90
DILUTED	$0.30	$0.19	$1.02	$0.89

DIVIDENDS PER COMMON SHARE	$0.28	$0.25	$0.55	$0.50

AVERAGE SHARES OUTSTANDING
BASIC	41,840	41,839	41,758	41,705
DILUTED	42,099	42,071	42,018	41,939

NEW JERSEY RESOURCES
	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except per share data)	2008	2007	2008	2007
Operating Revenues
New Jersey Natural Gas	$476,818	$450,811	$761,178	$690,218
NJR Energy Services	687,912	568,388	1,208,123	1,064,175
NJR Home Services and Other	12,859	9,915	19,490	12,191
Sub-total	1,177,589	1,029,114	1,988,791	1,766,584
Intercompany Eliminations	(44)	(71)	(108)	(140)
Total	$1,177,545	$1,029,043	$1,988,683	$1,766,444

Operating Income
New Jersey Natural Gas	$59,211	$58,736	$90,813	$95,452
NJR Energy Services	(45,303)	(46,167)	(22,740)	(24,571)
NJR Home Services and Other	6,427	3,702	6,799	220
Total	$20,335	$16,271	$74,872	$71,101

Net Income (Loss)
New Jersey Natural Gas	$34,170	$33,226	$50,840	$53,134
NJR Energy Services	(25,947)	(27,983)	(12,797)	(16,459)
NJR Home Services and Other	4,312	2,718	4,677	720
Total	$12,535	$7,961	$42,720	$37,395

Throughput (Bcf)
NJNG, Core Customers	28.5	30.7	48.4	47.6
NJNG, Incentive Programs	11.5	9.8	21.2	20.3
NJRES Fuel Mgmt. and Wholesale Sales	76.0	69.3	143.1	133.9
Total	116.0	109.8	212.7	201.8

Common Stock Data
Yield at March 31	3.6%	3.0%	3.6%	3.0%
Market Price
High	$33.50	$34.07	$34.71	$35.44
Low	$29.22	$30.87	$29.22	$30.87
Close at March 31	$31.05	$33.37	$31.05	$33.37
Shares Out. at March 31	41,852	41,910	41,852	41,910
Market Cap. at March 31	$1,299,505	$1,398,397	$1,299,505	$1,398,397

NEW JERSEY NATURAL GAS
	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2008	2007	2008	2007
Utility Gross Margin	$476,818	$450,811	$761,178	$690,218
Operating revenues
Less:
Gas purchases	337,988	312,863	528,136	463,856
Energy and other taxes	27,744	28,778	44,107	41,298
Regulatory rider expense	17,788	18,135	29,953	27,601
Total Utility Gross Margin	$93,298	$91,035	$158,982	$157,463
Utility Gross Margin and Operating Income
Residential & Commercial	$85,414	$84,847	$144,610	$143,214
Firm Transportation	5,865	5,181	10,799	9,747
Total Firm Margin	91,279	90,028	155,409	152,961
Interruptible	128	102	262	318
Total System Margin	91,407	90,130	155,671	153,279
Off System/Capacity Management/FRM	2,191	905	3,611	4,184
BPU Settlement	(300)	—	(300)	—
TOTAL UTILITY GROSS MARGIN	93,298	91,035	158,982	157,463
Operation and maintenance expense	23,901	22,692	47,780	42,947
Depreciation and amortization	9,332	8,848	18,565	17,586
Other taxes not reflected in gross margin	854	759	1,824	1,478
OPERATING INCOME	$59,211	$58,736	$90,813	$95,452
Throughput (Bcf)
Residential & Commercial	23.7	26.1	39.2	39.4
Firm Transportation	3.8	3.8	6.6	6.3
Total Firm Throughput	27.5	29.9	45.8	45.7
Interruptible	1.0	0.8	2.6	1.9
Total System Throughput	28.5	30.7	48.4	47.6
Off System/Capacity Management	11.5	9.8	21.2	20.3
TOTAL THROUGHPUT	40.0	40.5	69.6	67.9
Customers
Residential & Commercial	466,736	463,645	466,736	463,645
Firm Transportation	15,293	13,159	15,293	13,159
Total Firm Customers	482,029	476,804	482,029	476,804
Interruptible	44	46	44	46
Total System Customers	482,073	476,850	482,073	476,850
Off System/Capacity Management	32	43	32	43
TOTAL CUSTOMERS	482,105	476,893	482,105	476,893

Degree Days
Actual	2,346	2,517	3,893	3,880
Normal	2,519	2,485	4,201	4,154
Percent of Normal	93.2%	101.3%	92.7%	93.4%

NJR ENERGY SERVICES

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer)	2008	2007	2008	2007
Operating Revenues	$687,912	$568,388	$1,208,123	$1,064,175
Gas Purchases	727,937	610,183	1,222,483	1,081,125
Gross (Loss)	(40,025)	(41,795)	(14,360)	(16,950)
Operation and maintenance expense	5,026	4,150	7,866	7,153
Depreciation and amortization	53	54	106	108
Energy and other taxes	199	168	408	360
Operating (Loss)	$(45,303)	$(46,167)	$(22,740)	$(24,571)

Net Loss	$(25,947)	$(27,983)	$(12,797)	$(16,459)

Gas Sold and Managed (Bcf)	76.0	69.3	143.1	133.9

NJR HOME SERVICES AND OTHER

Operating Revenues	$12,859	$9,915	$19,490	$12,191

Operating (Loss) Income	$6,427	$3,702	$6,799	$220

Net Income (Loss)	$4,312	$2,718	$4,677	$720

Total Customers at March 31	145,032	144,371	145,032	144,371